                                                                      EXHIBIT 12


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (AMOUNTS IN THOUSANDS, EXCEPT RATIO DATA)

                                                      FISCAL YEAR                                  QUARTER ENDED
                             --------------------------------------------------------------   ------------------------
                                1998         1999         2000         2001         2002       5/5/2002      5/4/2003
                             ----------   ----------   ----------   ----------   ----------   ----------   -----------
Interest Expense               28,206       24,209       24,852       24,752       23,892        5,861         8,657
Appropriate Portion (1/3)
 of Rent Expense               24,178       23,056       23,737       25,380       26,281        7,226         6,488
                               ------       ------       ------       ------       ------        -----         -----
Fixed Charges                  52,384       47,265       48,589       50,132       50,173       13,087        15,145
                               ======       ======       ======       ======       ======       ======        ======
Pretax Income                  15,742       25,880       48,215       16,688       46,306       (1,298)       (3,262)
                               ------       ------       ------       ------       ------       ------        ------
Earnings Before Income
 Taxes and Fixed
 Charges                       68,126       73,145       96,804       66,820       96,479       11,789        11,883
                               ======       ======       ======       ======       ======       ======        ======
Ratio                             1.3          1.5          2.0          1.3          1.9          0.9           0.8
                               ======       ======       ======       ======       ======       ======        ======